Exhibit 10

September 16, 2014

Capstone Turbine Corporation

Capstone Turbine International, Inc.

21211 Nordhoff Street

Chatsworth, California 91311

Re:                             Letter Agreement Regarding Ex-Im Facility

Ladies and Gentlemen:

Reference is made to (i) the Credit and Security Agreement, between Capstone Turbine Corporation (“Company”), and Wells Fargo Bank, National Association, dated February 9, 2009 (“Wells Fargo”) (as heretofore amended, the “Domestic Credit Agreement”), and (ii) the Credit and Security Agreement (Ex-Im Facility), between Company and Wells Fargo, dated February 9, 2009 (as heretofore amended, the “Ex-Im Credit Agreement”; and together with the Domestic Credit Agreement, collectively, the “Credit Agreements”).  Capitalized terms used but not defined in this letter agreement shall have the meaning set forth in the Domestic Credit Agreement, except as otherwise provided in this letter agreement.

Company and Wells Fargo hereby agree that the Ex-Im Credit Agreement is amended as follows:

1.             The “Maturity Date” that appears in subclause (i) of  Section 1.1(b) of the Ex-Im Credit Agreement is amended to be “September 1, 2017”.

2.             The annual facility fee that appears in Section 1.6(c) of the Ex-Im Credit Agreement is hereby changed to 1.75% of the Maximum Line Amount.  Concurrently with this letter, Company shall pay Wells Fargo $169,583.33 with respect to the facility fee due for the period from the date of this letter agreement through August 31, 2015.  On September 1, 2015 and September 1, 2016, Company shall pay the annual facility fee in the amount of $175,000 on each of such dates.  In each case, once such facility fee is paid, it shall be deemed fully earned and non-refundable.

3.             Section 1.2(a)(ii) of the Ex-Im Credit Agreement is hereby amended to read in its entirety as follows:

“(ii)         the lesser of (i) 50% or such lesser percentage of Eligible Inventory as Wells Fargo in its sole discretion may deem appropriate or (ii) $4,000,000, less”

4.             All references in the Ex-Im Credit Agreement or the other Loan Documents (as defined in the Ex-Im Credit Agreement) to the “Borrower Agreement”, “Joint Application”, “Country Limitation Schedule”, and “Loan Authorization Notice” shall mean such agreements or documents entered into or provided contemporaneously with this letter agreement, as such agreements and documents may be hereafter amended, modified, supplemented, restated, or replaced from time to time.

Except as expressly set forth herein, (i) the Credit Agreements and other Loan Documents remain in full force and effect (provided that, for sake of clarity, the “Borrower Agreement”, “Joint Application”, “Country Limitation Schedule”, and “Loan Authorization Notice” described in the Ex-Im Credit Agreement have been replaced with such agreements and documents entered into contemporaneously with this letter agreement), (ii) this letter agreement shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Credit Agreements or any other Loan Document or to be a waiver of any Default or Event of Default under the Loan Documents whether arising before or after the date hereof or as a result of the transactions contemplated hereby, and (iii) this letter agreement shall not preclude the future exercise of any right, remedy, power or privilege available to Wells Fargo whether under the Credit Agreements, the other Loan Documents or otherwise and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Indebtedness, Credit Agreements or other Loan Documents.

Company and Capstone Turbine International, Inc. (the “Guarantor”) hereby absolutely and unconditionally release and forever discharge Wells Fargo and the Export-Import Bank of the United States, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns of Wells Fargo or the Export-Import Bank of the United States, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which either Company or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of the Company and Guarantor in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention the Company and Guarantor each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

This letter agreement (i) constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto are expressly superseded hereby, (ii) shall be governed by and construed in accordance with the laws of the State of California, and (iii) shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  This letter agreement may be executed in one or more counterparts (which taken together shall constitute one and the same instrument) and by facsimile or email (“pdf”) transmission, which facsimile or pdf signatures shall be considered original executed counterparts.  Transmission by facsimile or “pdf” file of an executed counterpart of this letter agreement shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.  The Export-Import Bank of the United States shall be an express intended beneficiary of this Amendment.

This letter agreement shall be deemed to be a “Loan Document” for purposes of the Credit Agreements and the other Loan Documents.

[signatures on next page]

Kindly acknowledge your agreement with the terms and conditions of this letter agreement, by executing one copy of this letter in the space provided and returning it to Wells Fargo.

Sincerely,

WELLS FARGO BANK,
NATIONAL ASSOCIATION

		By:	/s/ Josephine Camalian
		Name:	Josephine Camalian
		Title:	Vice President

ACKNOWLEDGED AND AGREED TO BY:

CAPSTONE TURBINE CORPORATION

By:	/s/ Edward Reich
Name:	Edward Reich
Title:	Executive Vice President & CFO

CAPSTONE TURBINE INTERNATIONAL, INC.

By:	/s/ Edward Reich
Name:	Edward Reich
Title:	Executive Vice President & CFO